Exhibit 4.7
DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of Kodiak AI, Inc. (“us,” “our,” “we,” “Kodiak,” or the “Company”) is a summary of the rights of our common stock and our preferred stock, as specified in our certificate of incorporation (“Certificate of Incorporation”), the Certificate of Designation of Preferences, Rights and Limitations of 9.99% Series A Cumulative Convertible Preferred Stock (the “Certificate of Designation for the Series A Preferred Stock”), and our bylaws (the “Bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, Certificate of Designation for the Series A Preferred Stock, and Bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to our Annual Report on Form 10-K, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, Certificate of Designation for the Series A Preferred Stock, Bylaws, and the applicable provisions of the DGCL carefully.
General
The authorized capital stock of Kodiak consists of 2,000,000,000 shares, $0.0001 par value per share, of which:

•	1,980,000,000 shares are designated as Common Stock; and
20,000,000 shares are designated as Preferred Stock.
Common Stock
Our Certificate of Incorporation authorizes the Common Stock. The material terms of our Common Stock are discussed in greater detail below.
Dividend Rights
Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, including those described in the Certificate of Designation for the Series A Preferred Stock, or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by our board of directors (“Board”) in accordance with applicable law.
The payment of future dividends on the shares of Common Stock will depend on the financial condition of Kodiak and be subject to the discretion of our Board. There can be no guarantee that cash dividends will be declared. The ability of Kodiak to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by Kodiak or any of its subsidiaries from time to time.
Voting Rights
Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record in person, virtually or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise. Our Certificate of Incorporation provides that our Board acting pursuant to a resolution adopted by a majority of the directors then serving on our Board and the affirmative vote of at least two-thirds of the voting power of the then outstanding voting securities of Kodiak entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of certain provisions of our Certificate of Incorporation.
Right to Receive Liquidation Distributions
In the event of liquidation, dissolution or winding up of the affairs of Kodiak, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Kodiak and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of Kodiak available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder.
Other Matters
All outstanding shares of our Common Stock are fully paid and nonassessable. The holders of Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights and powers of holders of the Common Stock are subject to those of the holders of any shares of Series A Preferred Stock.
Preferred Stock
Our Board is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board is empowered to increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of Kodiak and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.
Our Board has authorized for issuance 142,155 shares of Series A Preferred Stock. Our Series A Preferred Stock has the rights, preferences and privileges set forth in the Certificate of Designation for the Series A Preferred Stock. The material terms of our Series A Preferred Stock are discussed in greater detail below.
Stated Value
The Stated Value of the Series A Preferred Stock is $1,200.00, subject to adjustment to preserve such value for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Preferred Stock.
Dividend Rights
The Series A Preferred Stock accrues dividends daily at the rate of 9.99% per annum of the Accrued Value (as defined below) (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 7.99% per annum of the Accrued Value (if paid in cash), plus the amount of previously accrued dividends paid in kind. Such dividends compound semi-annually. Accrued Value means, as of any date, with respect to each share of Series A Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, of: (i) the Stated Value of the Series A Preferred Stock; plus (ii) all dividends paid in kind by increasing the Accrued Value of such share. We elected to pay the December 2025 accrued dividends on the Series A Preferred Stock in kind, which resulted in the Accrued Value of the Series A Preferred Stock increasing from $1,200.00 to $1,222.66.
Right to Liquidation Distributions
Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of Common Stock or any other junior securities, an amount per share equal to the greater of (i) (x) 100% of the Accrued Value on each share of the

Series A Preferred Stock, plus (y) the accrued but unpaid or uncompounded portion of the accrued dividend since the most recent semi-annual dividend date; or (ii) such amount per share as would have been payable had all shares of the Series A Preferred Stock been converted into Common Stock immediately prior to the liquidation event.
Protective Provisions
We shall not, without the affirmative vote or action by written consent of holders of more than 50% of the issued and outstanding shares of the Series A Preferred Stock, take any of the following actions: (i) liquidate, dissolve or wind up our affairs; (ii) amend, alter, or repeal any provision of the certificate of incorporation, bylaws, or Certificate of Designation for the Series A Preferred Stock in a manner adverse to the Series A Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Series A Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of the Series A Preferred Stock; or (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the Series A Preferred Stock prior to payment of such cash dividend on the Series A Preferred Stock or purchase or redeem any capital stock ranking junior to the Series A Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service.
Conversion
Each share of the Series A Preferred Stock is convertible into Common Stock at any time at the option of the holder at a rate equal to the Accrued Value, divided by the then-applicable conversion price, plus any accrued but unpaid dividends on such share. The conversion price is initially $12.00, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to certain future issuances or sales of Common Stock at prices less than the conversion price then in effect. In addition, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $6.00.
Redemption Rights
Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock owned by a requesting Holder (as defined in the Certificate of Designation for the Series A Preferred Stock) shall be redeemable at the option of the Holder commencing any time after September 24, 2030 at a price equal to the Accrued Value plus accrued and unpaid dividends on such shares.
Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at our option commencing any time (i) prior to September 24, 2026 at a price equal to the 150% of the Accrued Value plus accrued and unpaid dividends on such share; (ii) on or after September 24, 2026 but prior to September 24, 2027 at a price equal to the 140% of the Accrued Value plus accrued and unpaid dividends on such share; (iii) on or after September 24, 2027 but prior to September 24, 2028 at a price equal to the 130% of the Accrued Value plus accrued and unpaid dividends on such share; (iv) on or after September 24, 2028 but prior to September 24, 2029 at a price equal to the 120% of the Accrued Value plus accrued and unpaid dividends on such share; (v) on or after September 24, 2029 but prior to September 24, 2030 at a price equal to the 110% of the Accrued Value plus accrued and unpaid dividends on such share; or (vi) on or after September 24, 2030 at a price equal to the 100% of the Accrued Value plus accrued and unpaid dividends on such share.

Anti-Takeover Provisions
The provisions of our Certificate of Incorporation, Bylaws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Common Stock.
Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our Board.
These provisions include the following items.

•
Authorized but unissued capital stock. Subject to applicable law and applicable Stock Exchange requirements, the authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of the voting power of our capital stock by means of a proxy contest, tender offer, merger or otherwise.

•
Classes of directors. Pursuant to our Certificate of Incorporation, our Board (other than any director who may be elected under specified circumstances) are divided into three classes as nearly equal in size as is practicable, designated as Class I, Class II and Class III. The term of the initial Class I directors will terminate on the date of the first annual meeting of stockholders following September 24, 2025 (the “Closing”), the term of the initial Class II directors will terminate on the date of the second annual meeting of stockholders following the Closing, and the term of the initial Class III directors will terminate on the date of the third annual meeting of stockholders following the Closing. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of Kodiak as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•
Board vacancies; removal of directors. Subject to the rights of holders of Preferred Stock and except as otherwise authorized by our Board acting pursuant to a resolution adopted by a majority of the directors then serving on our Board, our Certificate of Incorporation and Bylaws authorize only a majority of the remaining members of our Board, although less than a quorum, to fill vacant or unfilled directorships, including newly created seats. In addition, subject to the rights of holders of any series of Preferred Stock, the number of directors constituting our Board will be permitted to be set only by a resolution of our Board acting pursuant to a resolution adopted by a majority of the directors then serving on our Board. These provisions would prevent a stockholder from gaining control of our Board by filling vacancies or increasing the size of our Board and filling the resulting newly created seats with its own nominees. In addition, our Certificate of Incorporation provides that, subject to the rights of holders of Preferred Stock, any director or our entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors, voting as a single class. These provisions will make it more difficult to change the composition of our Board and may promote continuity of management.

•
No cumulative voting for directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that no stockholder will be permitted to cumulate votes at any election of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our Board as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board to influence any decision by our Board regarding a takeover.

•	Quorum. Our Bylaws provide that at any meeting of our Board, a majority of the total authorized number of directors is required to constitute a quorum for the transaction of business.

•
Stockholder action by written consent. Our Certificate of Incorporation and Bylaws provide that, subject to the rights of holders of Preferred Stock, our stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder of a majority of the voting power of our capital stock would not be able to amend our Bylaws, amend our Certificate of Incorporation or remove directors without holding a meeting of our stockholders called in accordance with our Certificate of Incorporation and Bylaws.

•
Special meetings of stockholders. Subject to the terms of any series of Preferred Stock, special meetings of our stockholders may be called, for any purpose or purposes, at any time only by the chairperson of our Board, the CEO, the president, or our Board acting pursuant to a resolution adopted by a majority of the directors then serving on our Board. Special meetings of the stockholders may not be called by our stockholders or any other person.

•
Advance notice procedures. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders or any special meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders of Kodiak from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders or any special meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Kodiak.

•
Exclusive forum. Our Bylaws provide that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions, suits or proceedings: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers, or other employees to us or our stockholders; (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; or (iv) any other action, suit or proceeding asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties as determined by such court. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our Bylaws further provide that the federal district courts of the U.S. will be the sole and exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”). These provisions may have the effect of discouraging lawsuits against us or our directors and officers.

•
Amendment of charter and bylaws provisions. In addition to the vote of any holders of any class or series of our capital stock required by law or by our Certificate of Incorporation, our Board acting pursuant to a resolution adopted by a majority of all of the directors then serving on our Board and the affirmative vote of 66 2/3% of the voting power of our then outstanding voting securities entitled to vote thereon, voting together as a single class, will be required to amend, repeal or modify provisions of Section 3 of Article IV, Article V, Article VI, Article VII, Article VIII, Article XI or Article XII of our Certificate of Incorporation. In addition, our Bylaws require the affirmative vote of at least a majority of the total voting power of our outstanding voting securities, voting together as a single class, for the stockholders to adopt, alter, amend or repeal our Bylaws, provided the affirmative vote of at least two-thirds of the total voting power of our outstanding voting securities, voting together as a single class, will be required for our stockholders to alter, amend or repeal, or adopt any bylaw inconsistent with, certain provisions of our Bylaws.

Corporate Opportunities
Under the Certificate of Incorporation, to the fullest extent permitted by law and subject to certain exceptions, in the event that Ares Acquisition Holdings II LP (the "SPAC Sponsor"), certain affiliates or funds associated with the SPAC Sponsor or our non-employee directors and their respective affiliates acquire knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and Kodiak or any of our affiliates, they will have no duty to communicate or offer such transaction or other business opportunity to Kodiak or any of our affiliates and will not be liable to us or our stockholders or to any of our affiliates for breach of any fiduciary duty as a stockholder, director or officer of Kodiak solely by reason of the fact that they pursue or acquire such corporate opportunity for themselves, offer or direct such corporate opportunity to another person, or do not communicate information regarding such corporate opportunity to Kodiak or any of our affiliates.
Delaware Antitakeover Statute
We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock of the corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of Kodiak.
Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company, located at 1 State Street, 30 Floor, New York, New York 10004.

Listing
Our Common Stock and Public Warrants trade on Nasdaq under the symbols “KDK” and “KDKRW,” respectively.
Warrants
As of March 3, 2026, there were 24,604,343 Public Warrants, 17,769,375 PIPE Warrants, 14,300,000 Private Placement Warrants, 7,606,666 Non-Redemption Agreement Warrants and Assumed Kodiak Warrants to purchase 558,559 shares of Common Stock outstanding.
Public Warrants
Each Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $9.28 per share, subject to adjustment as discussed below, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, dated as of April 20, 2023, by and between Ares Acquisition Corporation II (“AACT”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), a warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. No fractional warrants may be issued and only whole warrants may trade. The warrants will expire on September 24, 2030, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a Public Warrant unless the shares of Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.
We have filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement. Warrant holders may, during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” by exchanging such warrants in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) of a share of Common Stock less the exercise price of the warrants by (y) the fair market value of a share of Common Stock. The “fair market value” as used in this paragraph means the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent. Notwithstanding the above, if the Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrant who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify for sale the Common Stock issuable upon exercise of the warrants under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per share of Common Stock equals or exceeds $14.53. Once the Public Warrants become exercisable and prior to their expiration, we may redeem the outstanding Public Warrants:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30-days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder and prior to their expiration; and
•	if, and only if, the closing price of the Common Stock equals or exceeds $14.53 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Warrants-Public Warrants-Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
We will not redeem the Public Warrants as described above unless such warrants are then exercisable and there is an effective registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrants prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $14.53 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Warrants-Public Warrants-Anti-Dilution Adjustments”) as well as the $9.28 warrant exercise price after the redemption notice is issued.
If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) of a share of Common Stock by (y) the fair market value of a share of Common Stock. The “fair market value” as used in this paragraph means the average last reported sale price of the Common Stocks for the 10 trading days ending on the third trading day immediately prior to the date on which the notice of redemption is sent to the holders of the warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call the Public Warrants for redemption and we do not take advantage of this option, the SPAC Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis as described in more detail below.
No fractional shares of Common Stock will be issued upon exercise of a Public Warrant. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.

Ownership limit. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments. If the number of outstanding Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a sub-division of shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Common Stock equal to the product of: (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and multiplied by; (ii) one minus the quotient of (A) the price per share of Common Stock paid in such rights offering divided by (B) the historical fair market value. For these purposes: (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of the Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (i) as described in the preceding paragraph or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Public Warrant) does not exceed $0.50 but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash or the fair market value (as determined by our Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding Common Stock is decreased by a consolidation, combination, reverse share split, or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another entity or conversion as another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the

Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event.
The Public Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective provision contained therein, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the prospectus for the initial public offering of AACT or adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants, provided that the approval by the holders of at least a majority of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the Annual Report on 10-K, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the U.S. are the sole and exclusive forum. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Private Placement Warrants
The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, except that the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis” as described below; (ii) may not be transferred, assigned or sold until thirty (30) days after September 24, 2025, except to certain permitted transferees; and (iii) will not be redeemable by Kodiak. Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least a majority of the number of the then outstanding Private Placement Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “sponsor fair market value” (defined below) by (y) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

PIPE Warrants
In connection with the private placement investments made in the Series A Preferred Stock, the Series A Preferred Stock investors received PIPE Warrants to purchase a number of shares of our Common Stock equal to 125% of the total number of shares of Common Stock into which such Series A Preferred investors’ shares of the Series A Preferred Stock were convertible on September 24, 2025. The PIPE Warrants are non-redeemable. The PIPE Warrants are exercisable and will expire on September 24, 2031. The PIPE Warrants include customary cash and cashless exercise provisions. Each PIPE Warrant is initially exercisable at $12.00 per share, which exercise price is subject to anti-dilution adjustments, including with respect to certain future issuances or sales of Common Stock at prices less than the exercise price then in effect. In addition, if the trailing 45-day volume-weighted average price of Common Stock on May 29, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $8.00. Further, if the trailing 45-day volume-weighted average price of Common Stock on August 28, 2026 is less than the exercise price then in effect, the exercise price will be adjusted to the greater of (i) such volume-weighted average price and (ii) $6.00. The PIPE Warrants also provide for certain customary registration rights with respect to the shares of Common Stock underlying the PIPE Warrants.
Non-Redemption Agreement Warrants
In connection with the entrance into non-redemption agreements on September 22, 2025 with certain unaffiliated third-party holders of AACT’s Class A Ordinary Shares, AACT agreed to issue an aggregate of 7,606,666 Non-Redemption Agreement Warrants to such stockholders in exchange for such stockholders’ agreement to not redeem (or to rescind their redemption request in respect of) an aggregate of 2,453,763 Class A Ordinary Shares. The Non-Redemption Agreement Warrants have substantially the same terms as the PIPE Warrants.

Assumed Kodiak Warrants
Each Assumed Kodiak Warrant entitles the registered holder to purchase one share of Common Stock at a price of $2.24 per share. You should review the copy of the Assumed Kodiak Warrant, a copy of which is filed as an exhibit to the Annual Report on Form 10-K, for a complete description of the terms and conditions applicable to the Assumed Kodiak Warrants.